Exhibit 99.1

TRONOX REPORTS THE PASSING OF BOARD CHAIRMAN AND FORMER CEO TOM CASEY

STAMFORD, Conn., (May 26, 2017) – It is with deep sadness to report the death of Tom Casey, chairman of the board of Tronox Limited (NYSE:TROX).

Mr. Casey was a remarkable leader who will be missed by his colleagues at Tronox, as well as the company’s shareholders and business partners. Our thoughts and prayers are with his family during this difficult time.

About Tronox
Tronox Limited is a global leader in the mining, production and marketing of inorganic minerals and chemicals. The company operates two vertically integrated businesses: Tronox Titanium Dioxide (TiO2) and Tronox Alkali. For more information, visit tronox.com

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